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                                                                    EXHIBIT 99.2

Press Release                         Source: Wackenhut Corrections Corporation

WACKENHUT CORRECTIONS CORPORATION ANNOUNCES REPURCHASE OF GROUP 4 FALCK'S CONTROLLING INTEREST

Wednesday July 9, 4:09 pm ET

BOCA RATON, Fla., July 9 /PRNewswire-FirstCall/ -- Wackenhut Corrections Corporation (NYSE: WHC - News; "WCC") announced today that it has completed the repurchase of all 12 million shares of WCC common stock held by its former majority shareholder, Group 4 Falck of Denmark. The two Group 4 Falck members of the WCC Board of Directors have tendered their resignations, reducing the WCC Board from nine to seven members.

o  (Photo: http://www.newscom.com/cgi-bin/prnh/20010614/WCCLOGO )

George C. Zoley, Chairman of the Board and Chief Executive Officer of WCC, stated: "This historic transaction transforms WCC from a corporate subsidiary into a truly independent company with full access to the capital markets and the ability to grow at its own pace. We have recently moved our corporate offices to Boca Raton, Florida and will be establishing a new name for the company within the next year pursuant to the Group 4 Falck share repurchase agreement. We are confident that the elimination of the uncertainty created by Group 4 Falck's 12 million share overhang will represent a long term benefit for WCC shareholders."

WCC had previously given investor guidance for 2003 earnings per share within the range of $1.04 to $1.06, which did not assume either the repurchase of 12 million shares from Group 4 Falck or the sale of WCC's 50% interest in the UK joint venture, Premier Custodial Group Limited ("PCG").

With the repurchase of the 12 million shares, which reduces the number of outstanding shares to 9.4 million (or 15.3 million weighted average shares for 2003), and with the sale of WCC's 50% interest in PCG, WCC estimates 2003 earnings per share to be within the range of $3.00 to $3.20, inclusive of an after-tax book gain of approximately $32 million from the sale of PCG. Investor guidance previously given by WCC for 2004 did not reflect the sale of WCC's interest in PCG. Since WCC has not yet allocated the proceeds from that sale for any specific purpose, WCC is not providing any updated investor guidance for 2004 at this time.

Mr. Zoley further stated: "With the approximately $80 million in pre-tax proceeds, or $52 million in after-tax proceeds, that the company received from the sale of its 50% interest in the UK joint venture and the company's enhanced ability to access the capital markets, WCC plans to pursue one or more acquisitions during the next nine months, rather than pay down borrowings under its senior credit facility. The company will be considering opportunities in the US and international markets within its existing business lines of correctional and mental health care services." WCC also announced today that its Board of Directors has adopted a shareholder rights plan. The rights plan is intended to assist the company in pursuing its long-term business strategies and to enhance stockholder value.

WCC is a world leader in the delivery of correctional and detention management, health and mental health services to federal, state and local government agencies around the globe. WCC offers a turnkey approach that includes design, construction, financing and operations. The Company represents 31 government clients servicing 48 facilities in the United States, Australia, South Africa, New Zealand, and Canada with a total design capacity of approximately 36,000 beds.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) WCC's ability to use the net proceeds from the sale of its UK joint venture interest to acquire a prison or mental health services business or to otherwise expand its existing operations in those lines of business; (2) fluctuations in the exchange rate between the UK pound and the US dollar; (3) WCC's ability to meet its earnings guidance for 2003 given the various risks to which its business is exposed; (4) WCC's ability to access the capital markets in the future on satisfactory terms or at all; (5) risks associated with WCC's ability to control operating costs associated with contract start- ups; (6) WCC's ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into WCC's operations without substantial costs; (7) WCC's ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (8) WCC's ability to obtain future financing on acceptable terms; (9) WCC's ability to sustain company-wide occupancy rates at its facilities; and (10) other factors contained in WCC's Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.


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Source: Wackenhut Corrections Corporation